EXHIBIT 4.2

CONVERTIBLE PROMISSORY NOTE

$561,000.00	March 28, 2008

FOR VALUE RECEIVED, Travel Hunt Holdings, Inc., a Delaware corporation (the “Maker”), unconditionally promises to pay to the order of Fountainhead Capital Management Limited, having an address at 1 Portman House, Hue Street St. Helier, Jersey, Channel Islands JE4 5RP (the “Payee”), the principal sum of Five Hundred Sixty One Thousand Dollars ($561,000), at a simple interest rate of two and one-half percent (2.5%) per annum computed on the basis of a 360 day year. The Maker further agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Payee or by any other holder of this Promissory Note (this “Note”) in any action to collect this Note, whether or not suit is brought.

Principal and accrued interest shall be payable on September 30, 2008 (“Maturity”), except that this Note shall accelerate upon the Maker’s consummation of a private placement transaction (the “Financing”) in which it sells or issues shares of its common stock in a manner that is exempt from the registration requirements of the Securities Act of 1933, as amended, where the gross proceeds to the Maker of such Financing are at least $1,000,000 and in such event (an “Acceleration Event”) the principal and accrued interest shall be payable upon the consummation of such Financing. The proceeds of the Financing shall not be used for any purpose until the Maker pays all amounts due under this Note from such proceeds. The Maker shall have the right at any time to prepay, in whole, but not in part, the principal and accrued interest without penalty or notice to the Payee. If, but only if, the principal and accrued interest on this Note is not paid in full at Maturity or upon an Acceleration Event, or an Event of Default, then this Note shall become convertible into a number of shares of the Common Stock of the Maker that is equal to twelve and 75/100 percent (12.75%) of the outstanding Common Stock of the Maker on a fully-diluted, post-issuance basis (the “Conversion Shares”). In order to convert this Note into Conversion Shares, the Payee must demand conversion in writing within the ninety (90) day period following Maturity, an Acceleration Event, or an Event of Default. The Conversion Option shall only be exercisable in the event that this Note is not paid in full on or prior to Maturity, an Acceleration Event or an Event of Default. Notwithstanding the foregoing, if, at the time that this Note becomes convertible, there is insufficient authorized shares of the Maker’s Common Stock available for issuance to the Payee upon conversion hereof, then the Maker shall be obligated to use its best efforts to promptly amend its certificate of incorporation to authorize additional shares of its Common Stock such that all of the Conversion Shares may be issued upon conversion of this Note and, if this Note becomes convertible at a time when there is insufficient authorized Common Stock, then the Maker shall not be permitted to convert this Note until there is sufficient authorized Common Stock of Maker and the ninety (90) day period referred to above shall be tolled until such time as there is sufficient authorized Common Stock of Maker. The Company shall use its best efforts to increase its authorized capital stock as soon as practicable, but in any even within ninety (90) days, so that there will be sufficient authorized shares of capital stock to permit the conversion of this Note.

The amounts due hereunder are payable without deduction or offset in lawful money of the United States of America in immediately available funds to the Payee at its address as set forth above, or at such other place as the Payee shall from time to time designate.

It shall be an event of default (“Event of Default”), and the then unpaid portion of this Note shall become immediately due and payable, at the election of Payee, upon the occurrence of any of the following events:

(a) any failure on the part of the Maker to make any payment hereunder when due, whether by the occurrence of an Acceleration Event or otherwise;

(b) The Maker shall commence (or take any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute; or

(c) a proceeding shall be commenced against the Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against the Maker, or the proceeding is controverted but is not dismissed within sixty (60) days after the commencement thereof.

No failure on the part of the Payee or any other holder of this Note to exercise and no delay in exercising any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Payee or any other holder of this Note of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

This Note shall be binding upon the Maker and the Maker’s successors and assigns.

This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding the conflicts of laws principles thereof.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

All agreements between the Maker and the Payee are hereby expressly limited so that in no event whatsoever, whether by reason of deferment in accordance with this Note or under any agreement or by virtue of the Maturity of the Note or the occurrence of an Acceleration Event, or otherwise, shall the amount paid or agreed to be paid to the Payee hereunder or to compensate Payee for damages to be suffered by reason of a late payment hereof, exceed the maximum permissible under applicable law. If enforcement of any provision hereof at the time performance of such provision shall be due, shall exceed the limit of validity prescribed by law, the relevant obligations to be fulfilled shall be deemed reduced to the limit of such validity. This provision shall never be superseded or waived and shall control every other provision of all agreements between the Maker and the Payee.

Subject to the applicable cure periods contained herein, time is of the essence of this Note.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE MAKER, AND ALL OTHERS THAT MAY BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS EVIDENCED BY THIS NOTE, HEREBY WAIVES PRESENTMENT, DEMAND, NOTICE OF NONPAYMENT, PROTEST AND ALL OTHER DEMANDS AND NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, AND DOES HEREBY CONSENT TO ANY NUMBER OF RENEWALS OR EXTENSIONS OF THE TIME OF PAYMENT HEREOF AND AGREE THAT ANY SUCH RENEWALS OR EXTENSIONS MAY BE MADE WITHOUT NOTICE TO ANY SUCH PERSONS AND WITHOUT AFFECTING THEIR LIABILITY HEREIN AND DO FURTHER CONSENT TO THE RELEASE OF ANY PERSON LIABLE WITH RESPECT TO FAILURE TO GIVE SUCH NOTICE, (ALL WITHOUT AFFECTING THE LIABILITY OF THE OTHER PERSONS, FIRMS, OR CORPORATIONS LIABLE FOR THE PAYMENT OF THIS NOTE).

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING UNDER OR OUT OF OR OTHERWISE RELATED TO OR CONNECTED WITH THIS NOTE OR ANY RELATED DOCUMENT.

Travel Hunt Holdings, Inc.

By:	/s/ Geoffrey Alison
Name: Geoffrey Alison
Title: Chief Executive Officer